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                                                                   Exhibit 17.3

[LOGO of NORTHSTAR Health Services, Inc.] Northstar Health Services Inc.

       Foster Plaza 9
       750 Holiday Drive                                         (412) 920-1730
       Pittsburgh, PA 15220                                  Fax (412) 920-1738





February 20, 1996


Thomas W. Zaucha
CEO
Northstar Health Services, Inc.
665 Philadelphia Street
Indiana, PA 15701-3941

Dear Tom:

At your request and that of the Board of Directors of Northstar Health Services, Inc., I hereby submit my resignation as Treasurer and Corporate Secretary. I do hereby still remain an employee of the company under all the remaining terms and conditions of my November 1, 1995 employment agreement.

If you should have any further questions, please do not hesitate to call.


Very truly yours,

/s/ Michael J. Kulmoski Jr.

Michael J. Kulmoski Jr.